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                                                                     Exhibit 8.1



           [Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. Letterhead]




                                August 21, 1997



Camden Property Trust
3200 Southwest Freeway
Suite 1500
Houston, Texas 77027

Ladies and Gentlemen:


         We have acted as counsel to Camden Property Trust, a Texas real estate investment trust (the "Company"), in connection with the proposed offering and sale from time to time of up to 380,800 common shares of beneficial interest of the Company, par value $0.01 per share (the "Camden Common Shares") by a certain holder thereof and the registration under the Securities Act of 1933, as amended, of the Camden Common Shares by means of the Registration Statement on Form S-3 (such Registration Statement, the Prospectus forming a part thereof and all exhibits thereto shall be collectively referred to herein as the "Registration Statement"), as filed with the Securities and Exchange Commission.


         The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.


         In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:
(1) the Registration Statement (including all amendments made thereto through the date hereof); (2) the Amended and Restated Declaration of Trust and the Amended and Restated Bylaws of the Company, as amended to date; (3) the Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Camden Operating, L.P. (the "Operating Partnership"); and (4) certain written representations of the Company contained in a letter addressed to Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., dated on or about the date hereof (the "Representation Letter").

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Camden Property Trust
August 21, 1997
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         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials as well as the Representation Letter and other certificates, documents, statements and other information of the Company, the Operating Partnership or representatives or officers thereof.


         For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Registration Statement and the Representation Letter. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions.

         Based upon, and subject to the foregoing and the next paragraph below and provided that the Company filed a proper election to be taxed as a real estate investment trust ("REIT") with its timely filed federal income tax return for the taxable year ending December 31, 1993, which has not been terminated or revoked, we are of the opinion that:


         1. The Company has met the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 1996.

         2. The Company's diversity of equity ownership, operations through the date hereof and proposed method of operation should allow it to qualify as a REIT for the 1997 taxable year.

         3. As of the date hereof, the Operating Partnership is treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation.

         4. The discussion in the Registration Statement under the heading "Certain Federal Income Tax Consequences," to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

         We express no opinion with respect to the transactions described herein and in the Registration Statement other than those set forth herein. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its income, the composition of its assets, the level

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Camden Property Trust
August 21, 1997
Page 3



of its distributions to shareholders, and the diversity of its share ownership. Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company, the Operating Partnership and the other entities in which the Company or Operating Partnership own interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Additionally, you should recognize that our opinions are not binding on the Internal Revenue Service (the "IRS") and that the IRS may disagree with the opinions contained herein.

         This opinion letter has been prepared and furnished to you solely for use in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.


                               Very truly yours,



                               /s/ LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.